CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-50273 and 333-208411 of The Procter & Gamble Company on Form S-8 of our report dated May 30, 2025, relating to the financial statements and supplemental schedules of The Procter & Gamble Commercial Company Employees’ Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP
Cincinnati, Ohio
May 30, 2025